As filed with the Securities and Exchange Commission on August 30, 1996
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                           EINSTEIN/NOAH BAGEL CORP.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                     84-1294908
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)

                           14123 DENVER WEST PARKWAY
                                 P.O. BOX 4086
                            GOLDEN, COLORADO  80401
                                (303) 215-9300
             (Address of Registrant's Principal Executive Offices)
                               ------------------
                     EINSTEIN/NOAH BAGEL CORP. AMENDED AND
                        RESTATED 1995 STOCK OPTION PLAN
                                      AND
                EINSTEIN/NOAH BAGEL CORP. 1996 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                           (Full Title of the Plans)

         PAUL A. STRASEN                                     COPIES TO:
VICE PRESIDENT AND GENERAL COUNSEL                        KEVIN J. MCCARTHY
    EINSTEIN/NOAH BAGEL CORP.                             BELL, BOYD & LLOYD
    14123 DENVER WEST PARKWAY                           70 WEST MADISON STREET
     GOLDEN, COLORADO  80401                           CHICAGO, ILLINOIS  60602
        (303) 215-9300                                      (312) 372-1121

                     (Name, Address, and Telephone Number,
                   Including Area Code, of Agent For Service)
                               ------------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                       PROPOSED           PROPOSED
                                                  AMOUNT               MAXIMUM            MAXIMUM          AMOUNT OF
         TITLE OF EACH CLASS OF                    TO BE            OFFERING PRICE       AGGREGATE       REGISTRATION
      SECURITIES TO BE REGISTERED                REGISTERED            PER UNIT        OFFERING PRICE        FEE
=====================================================================================================================
Common Stock, par value $.01 per share    3,569,436 Shares (1)(2)    $ 6.8932     $   24,604,836.24        $ 8,484.42
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share    1,725,759 Shares (1)(3)    $26.8125 (4)    $46,271,913.19 (4)    $15,955.83
- ---------------------------------------------------------------------------------------------------------------------

  (1) This registration statement also covers an indeterminate number of shares of Common Stock which may be issuable under the antidilution and other adjustment provisions of the respective plans pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act").

  (2) This amount reflects an aggregate of 3,569,436 shares of Common Stock which are issuable pursuant to options granted at a weighted average exercise price of $6.8932 per share under the following plans: the Einstein/Noah Bagel Corp. Amended and Restated 1995 Stock Option Plan (the "Plan") -- 3,556,482 shares; and the Einstein/Noah Bagel Corp. 1996 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") -- 12,954 shares.

  (3) This amount reflects an aggregate of 1,725,759 shares of Common Stock which are issuable under the following plans: the Plan -- 1,638,713 shares; and the Directors' Plan -- 87,046 shares.

  (4) Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee and based upon the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on August 23, 1996, as reported in The Wall Street Journal (Western Edition).

================================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.
     Not required to be included herewith.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. Not required to be included herewith.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. DOCUMENTS INCORPORATED BY REFERENCE.

     This registration statement on Form S-8 relates to the registration of shares of common stock of Einstein/Noah Bagel Corp. (the "Company"), $.01 par value per share (the "Common Stock").

     The Company incorporates herein by reference the following documents heretofore filed by the Company with the Securities and Exchange Commission:

            (1) The Company's Prospectus dated August 1, 1996 filed pursuant to Rule 424(b) under the Securities Act on August 5, 1996, as supplemented on August 6, 1996;

            (2) The Company's Quarterly Report on Form 10-Q for the quarter ended July 14, 1996; and

            (3) The description of the Company's Common Stock set forth under the caption "Description of Capital Stock" in the Company's Prospectus described in (1) above, which description is incorporated by reference in the Company's registration statement on Form 8-A filed on July 26, 1996, for the registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including all amendments thereto.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.
     Inapplicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Inapplicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees, and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees, and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

      The Company's Restated Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company has obtained directors and officers insurance covering its executive officers and directors.

      The Company's Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

      Insofar as indemnification by the Company for liabilities arising under the Securities Act, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
      Inapplicable

    ITEM 8.  EXHIBITS
      The exhibits to this registration statement are listed in the Exhibit Index which appears elsewhere herein and is hereby incorporated by reference.

    ITEM 9.  UNDERTAKINGS
      (a)  The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)-(g)  Inapplicable.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 6 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (i)-(j)  Inapplicable.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on August 29, 1996.

                                      EINSTEIN/NOAH BAGEL CORP.


                                      By:  /s/ Mark R. Goldston
                                           -----------------------------------
                                           Mark R. Goldston
                                           President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated on August 29, 1996.

                SIGNATURE                               TITLE
                ---------                               -----


           /s/ Mark R. Goldston          President and Chief Executive Officer
      ------------------------------         (Principal Executive Officer)
             Mark R. Goldston


           /s/ W. Eric Carlborg        Senior Vice President--Finance (Principal
      ------------------------------       Financial and Accounting Officer)
             W. Eric Carlborg


                                                       Director
      ------------------------------
              Noah C. Alper


            /s/ Scott A. Beck                          Director
      ------------------------------
              Scott A. Beck


                                                       Director
      ------------------------------
              Kyle T. Craig


           /s/ M. Laird Koldyke                        Director
      ------------------------------
             M. Laird Koldyke


            /s/ Gail A. Lozoff                         Director
      ------------------------------
              Gail A. Lozoff


       /s/ John H. Muehlstein, Jr.                     Director
      ------------------------------
         John H. Muehlstein, Jr.


          /s/ John A. Offerdahl                        Director
      ------------------------------
            John A. Offerdahl


            /s/ Lloyd D. Ruth                          Director
      ------------------------------
              Lloyd D. Ruth


          /s/ David G. Stanchak                        Director
      ------------------------------
            David G. Stanchak